SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: December 30, 2011

ICG Group, Inc.

(f/k/a Internet Capital Group, Inc.)

(Exact name of registrant as specified in charter)

Delaware	001-16249	23-2996071
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

690 Lee Road, Suite 310, Wayne, PA 19087

(Address of Principal Executive Offices) (Zip Code)

(610) 727-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On December 30, 2011, StarCite, Inc. (“StarCite”), a company owned in part by ICG Group, Inc. (“ICG”), entered into a merger agreement pursuant to which it was sold to The Active Network, Inc. (“Active”) for a combination of cash and Active common stock. ICG’s estimated portion of the sale proceeds are valued at approximately $24.9 million, based on the $13.60 closing price of Active’s stock on December 30, 2011. These proceeds consist of approximately $15.8 million in cash and 668,834 shares of Active stock valued at approximately $9.1 million (based on the $13.60 price). Approximately $100,000 of the cash consideration and 102,199 shares of the Active stock are being held in escrow, subject to customary working capital and indemnity provisions contained in the merger agreement, and 52,986 of the shares of Active stock will be received only if the closing price of the stock does not exceed certain thresholds following the closing. The Active shares issued as merger consideration will be registered for resale.

On January 5, 2012, ICG issued a press release announcing, among other things, the sale of StarCite to Active. A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release issued January 5, 2012 by ICG Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ICG GROUP, INC.

Date: January 5, 2012	By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	Managing Director, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued January 5, 2012 by ICG Group, Inc.